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                                                                    Exhibit 2(d)

                                                               November 24, 2002



Board of Directors
Frontstep, Inc.
2800 Corporate Exchange Drive
Columbus, OH  43221

Mr. Stephen A. Sasser
President and Chief Executive Officer
Frontstep, Inc.
2800 Corporate Exchange Drive
Columbus, OH  43221

Gentlemen:

In connection with the execution of the Agreement and Plan of Merger by and among MAPICS, Inc. ("MAPICS"), Merger Sub, and Frontstep, Inc. ("Frontstep") dated on or about November 24, 2002 (the "Merger Agreement"), each of the undersigned confirm and agree to the following. Terms used herein, which are not otherwise defined, have the meaning ascribed to them in the Merger Agreement.

MSDW Venture Partners IV, Inc. and its related investment funds ("Venture Partners"), Morgan Stanley Dean Witter Equity Funding, Inc. and its affiliates ("Equity Funding") and Fallen Angel Equity Fund, L.P. ("Fallen Angel") (Venture Partners, together with Equity Funding and Fallen Angel, the "Series A Investors") currently hold all of the 566,933 shares of Series A Convertible Participating Preferred Shares (the "Series A Preferred") of Frontstep, with 453,546 associated warrants at an exercise price of $3.36 (the "Series A Warrants"). Pursuant to the Articles of Incorporation of Frontstep, as amended, upon the occurrence of a Liquidation Event (as such term is defined in the Articles of Incorporation), the Series A Investors will be entitled to receive a liquidation preference in the amount of $13,606,392, plus any accumulated but unpaid dividends.

Venture Partners and Fallen Angel also currently hold $3,000,000 in principal amount of convertible debt in Frontstep and 360,000 associated penny warrants (the "Frontstep Note Warrants").

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In connection with the Merger Agreement, the Series A Investors agree to the following terms and conditions in connection with the transactions contemplated by the Merger Agreement:

         1.   Discount on the Series A Preferred

         At the request of Frontstep, in order to induce MAPICS to enter into the Merger Agreement, and in order to enhance the return to the holders of the Frontstep Common Stock, in connection with the Merger, the Series A Investors have agreed to accept a discount on their liquidation preference on the Series A Preferred in an amount of 25%.

         MAPICS intends to issue 4.2 million shares of MAPICS Common Stock in exchange for all the outstanding shares of Frontstep (assuming conversion of the Series A Preferred and the exercise of the Frontstep Note Warrants) pursuant to the terms and conditions set forth in the Merger Agreement. The Series A Investors will accept the number of MAPICS shares equal to a 25% discount on the Series A liquidation preference, or $10,204,794, based on the average closing price of a share of MAPICS Common Stock ten trading days prior to the two trading days prior to the day the Board of Directors of Frontstep approves the transaction. The holders of the Frontstep Common Stock will receive the remainder of the 4.2 million shares.

         2. Conversion of the Series A Preferred and Exercise of Frontstep Note Warrants


         Prior to the signing of the Merger Agreement, Frontstep will certify that all options to purchase Frontstep's Common Stock issued pursuant to the Director Plan shall have been exercised or cancelled, and the Series A Investors shall have received evidence of such exercises and/or cancellations.

         At the request of Frontstep, in order to induce MAPICS to enter into the Merger Agreement, the holders of the Series A Preferred agree to convert their Series A Preferred, and to exercise their Frontstep Note Warrants, into shares of Frontstep Common Stock prior to the Frontstep record date set for the Frontstep shareholders meeting; provided that, to the extent that MAPICS must obtain the consent of its senior lender in order to execute the guarantee contemplated in 4(a) below, MAPICS will have obtained such consent; provided that the conversion price of the Series A Preferred will have been reduced to $2.35; and further provided that the Series A Investors shall have received a written certification from Frontstep stating that the following conditions to closing in the Merger Agreement have been satisfied, waived or are no longer a condition to closing: Section 9.2 (l) (Larry Fox) and Section
         9.2 (q) (Mitsui Notes).




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All such Frontstep Common Stock will be exchanged for MAPICS Common Stock at the
Closing of the Merger.


         3.   Conversion Price Adjustment on the Series A Preferred

         The Series A Investors hold 566,933 shares of Series A Preferred. The terms of the Series A Preferred contain a conversion price adjustment in the event that securities of Frontstep are issued for consideration below the conversion price of the Series A Preferred. The current conversion price of the Series A Preferred is $2.85, and it is understood that the conversion price of the Series A Preferred will be reduced to $2.35 prior to the conversion of the Series A Preferred into shares of Common Stock of Frontstep, such that the Series A Preferred will be convertible into 5,792,397 shares of Frontstep Common Stock in order to effect the agreed-to discount of 25% referred to above.

         4.   Other Agreements

         a. At the request of Frontstep and MAPICS, in connection with the Closing of the Merger Agreement and the consummation of the Merger, Venture Partners and Fallen Angel agree to exchange their convertible notes in exchange for new unsecured subordinate promissory notes issued either by (i) MAPICS or
                  (ii) Frontstep and guaranteed by MAPICS and which in either case will not be convertible (the "New Notes") in the principal amount of the principal plus all accrued but unpaid interest to and including the Closing Date of the Merger. The New Notes will mature on February 28, 2004, with an interest rate of 10% per annum payable in cash from the Closing Date of the Merger to and including August 31, 2003 and an interest rate thereafter of 12% per annum payable in cash until the notes are repaid, with no penalty for prepayment and will be in the form of note attached hereto as Exhibit A. Payment defaults on the New Notes will cause a cross-default in the senior MAPICS debt documents.

         b. At the request of Frontstep, each of the Series A Investors agrees that the Series A Warrants will be cancelled as provided in the Merger Agreement and that the Frontstep Note Warrants will be exercised prior to the Merger.

         c. At the request of Frontstep and MAPICS, each of the Series A Investors agree to execute, prior to the signing of the Merger Agreement, the Shareholder Agreements for each of the Series A Investors in the form attached hereto as Exhibit B.

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         d.       The agreements of Ventures Partners and Equity Funding
                  described in the Shareholder Agreements will only be binding on the signatories to such agreements. Such agreements shall not be binding on any other entity affiliated with Morgan Stanley.

         e. To the extent permitted by Law, the Merger Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after shareholder approval of the Merger Agreement has been obtained; provided that (i) there shall be made no amendment that reduces or modifies in any respect the consideration to be received by holders of Frontstep Common Stock without the further approval of the Series A Investors; (ii) the provisions of the Merger Agreement relating to the manner or basis in which shares of Frontstep Common Stock will be exchanged for shares of MAPICS Common Stock shall not be amended in a manner adverse to the holders of Frontstep Common Stock without any requisite approval of the Series A Investors and (iii) the termination date set forth in Section 10.1(e) of the Merger Agreement shall not be extended without approval of the Series A Investors.

         f. The failure to explicitly delineate a provision or our agreement thereto, in the above list shall not be construed as our acquiescence to any such provision.


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Sincerely yours,


Morgan Stanley Dean Witter Venture Partners IV, L.P.
Morgan Stanley Dean Witter Venture Investors IV, L.P.
Morgan Stanley Dean Witter Venture Offshore Investors IV, L.P.
By: MSDW Venture Partners IV, L.L.C.
By: MSDW Venture Capital IV, Inc.

By: /s/ Guy de Chazal
    -------------------------------
Name: Guy de Chazal
Title: Managing Director

Morgan Stanley Dean Witter Equity Funding, Inc.

By: /s/ James T. Keane
    -------------------------------
Name: James T. Keane
Title: Vice President

Originators Investment Plan, L.P.
By: MSDW OIP Investors, Inc.

By: /s/ James T. Keane
    -------------------------------
Name: James T. Keane
Title: Vice President

Fallen Angel Equity Fund, L.P.
By: Fallen Angel Capital, L.L.C.

By: /s/ Barry Goldsmith
    -------------------------------
Name: Barry Goldsmith
Title: Member


AGREED AND ACCEPTED:

FRONTSTEP, INC.

By: /s/ Stephen A. Sasser
   --------------------------------
Name: Stephen A. Sasser
Title: President and CEO